Exhibit 23.1 - Consent of Independent Registered Public Accounting Firm

We have issued our reports dated September 5, 2014, with respect to the consolidated financial statements, financial statement schedules, and internal control over financial reporting in the Annual Report of SWS Group, Inc. on Form 10-K for the year ended June 30, 2014. We hereby consent to the incorporation by reference of said reports in the Registration Statements of SWS Group, Inc. on Forms S-8 (File No. 333-187066, effective March 6, 2013; File No. 333-185088, effective November 21, 2012; File No. 333-153456, effective September 12, 2008; File No. 333-121752, effective December 30, 2004; File No. 333-111603, effective December 29, 2003; and File No. 333-104446, effective April 10, 2003) and Forms S-3 (File No. 333-162537, effective October 16, 2009 and File No. 333-177217 effective November 23, 2011).

/s/ GRANT THORNTON LLP

Dallas, Texas

September 5, 2014